EXHIBIT 10.34

AGREEMENT AND PLAN OF REORGANIZATION

IQUNIVERSE, INC., AS PARENT

IQUNIVERSE ACQUISITION CORP., AS NEWCO

WIRELESS RONIN TECHNOLOGIES, INC., AS SELLER

AND

JOHN BEHR, AS MAJORITY SHAREHOLDER

DATED: February 6, 2002

LIST OF SCHEDULES

2.1                   Permitted Liens

2.1(a)              Tangible Assets

2.1(b)              Assigned Contracts

2.1(c)              Intangible Assets

2.1(d)              Permits and Licenses

2.1(e)              Open Projects

2.2                   Intentionally Omitted

2.3(a)              Assumed Convertible Debt

3.2                   Allocation of Purchase Consideration

5(a)                 Seller Exceptions

5.1(a)              Seller’s Articles and Bylaws

5.1(b)              Seller’s Foreign Qualifications

5.2                   Defaults; Consents

5.4                   Financial Statements

5.5(a)              Leases

5.5(a)(1)          Exceptions re: Leases

5.5(b)              Fixed Assets

5.6                   Tax Matters

5.8                   Changes to Business

5.9                   Intellectual Property

5.10                 Licensed Intellectual Property

5.11                 Assigned Contracts

5.12                 Litigation

5.14                 Insurance

5.15                 Warranties

5.16                 Product Liability

5.17                 Finder’s Fees

5.18                 Authorization

5.20                 Employee Benefit Plans

5.21                 Environmental Matters

5.22                 Customers, Distributors, Independent Sales Representatives

5.23                 Employee Matters

5.24                 Other Agreements

7.1                   Parent/Newco Articles and Bylaws

7.2                   Defaults; Consents

7.3                   Parent Capitalization

7.5                   Parent Financial Statements

7.6                   Parent’s Taxes

7.7                   Leasehold Interests

7.9                   Parent/Newco Litigation

7.15                 Parent Employee Matters

7.16                 Parent Contract Matters

LIST OF EXHIBITS

Exhibit A                Certificate of Designation

Exhibit B                Assignment and Assumption Agreement

Exhibit C                Escrow Agreement

Exhibit D                Form of Employment, Noncompete, Nondisclosure, and Assignment of Invention Agreement

Exhibit E                 Bill of Sale

Exhibit F                 Seller Noncompetition Agreement

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) dated February 6, 2002, is by and among IQUniverse, Inc., a Minnesota corporation (“Parent”), IQUniverse Acquisition, Corp., a to be formed Minnesota corporation (“Newco”), Wireless Ronin Technologies, Inc., a Minnesota corporation (the “Seller”) and John Behr (the “Majority Shareholder”).

RECITALS:

WHEREAS, Seller is developing and plans to market a wireless portable hand held computer and communications device providing internet access and other wireless communication services (the “Business”) and the Majority Shareholder owns a majority of the outstanding and issued capital stock of Seller;

WHEREAS, Parent is a publicly traded company with its Common Stock traded on the over-the-counter bulletin board under the symbol “IQUN”;

WHEREAS, Newco is a to be formed corporation under the laws of the state of Minnesota with all of its outstanding capital stock to be held by Parent;

WHEREAS, Seller, Parent and Newco intend for Newco to purchase the assets and assume certain liabilities of Seller identified herein in consideration of Parent issuing shares of its Series D Voting Convertible Preferred Stock to Seller with the rights and preferences set forth in the Certificate of Designation in the form of Exhibit A attached hereto pursuant to the terms and conditions contained herein;

                WHEREAS, the parties intend the transactions contemplated herein to constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended;

                WHEREAS, as an inducement for and condition to Parent and Newco entering into this Agreement, Seller and certain of its shareholders including Majority Shareholder have agreed to be bound by a noncompetition agreement and certain of Seller’s employees have agreed to become employed and enter into noncompetition agreements with Parent and Newco all as provided herein; and

                NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties agree as follows:

SECTION 1.         DEFINITIONS

Unless otherwise defined elsewhere in this Agreement, as used in this Agreement and any exhibits or schedules hereto, the following words and phrases shall have the meanings set forth below:

“Act” shall mean the Securities Act of 1933, as amended.

“Assets” shall have the meaning ascribed to it in Section 2.1 below.

“Assumed Convertible Debt” means the convertible debt of Seller listed on Schedule 2.3(a) being assumed by Newco.

“Balance Sheet” shall have the meaning ascribed to it in Section 5.4 below.

“Certificate of Designation” means the Certificate of Designation to be filed with the Minnesota Secretary of State immediately prior to the Closing which contains the rights and preferences of the Series D Stock.

“Closing” shall mean the consummation of the transactions contemplated herein as described in Section 4.1 below.

“Closing Date” shall be the date of the Closing as described in Section 4.1 below.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conversion Shares” means the shares of Parent Common Stock issuable upon conversion of the Series D Stock.

“Employee Benefit Plan” shall have the meaning ascribed to it in Section 5.20(a) below.

“Environmental Law” shall mean any environmental health and safety-related law, regulation, rule, ordinance, or by-law at the federal, foreign, state, or local level, whether existing as of the date hereof, previously enforced or subsequently enacted.

“Escrow Agent” means a third party mutually agreed upon by both parties.

“Escrow Shares” shall have the meaning ascribed to it in Section 3.4 below.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit C attached hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning ascribed to it in Section 5.4 below.

“Fraud” shall require a showing of an intent to deceive and, with respect to a claim of misrepresentation, that the party to be charged had knowledge of the falsity of the representation or acted recklessly in making the representation; and with respect to an omission, that the party to be charged knowingly failed to disclose or acted recklessly in failing to disclose.

“Hazardous Materials” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil toxic substance or pollutant as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Hazardous Materials Transportation Act or any other foreign, federal, state or local law, regulation, ordinance, rule or by-law, whether existing as of the date hereof, previously enforced or subsequently enacted pertaining to environmental or health and safety matters.

“Intellectual Property” shall have the meaning ascribed to it in Section 5.9(a) below.

“Parent Common Stock” shall mean the Common Stock of Parent, par value $.01 per share.

“Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Purchase Consideration” shall have the meaning ascribed to it in Section 3.1 below.

 “SEC” shall mean the Securities and Exchange Commission.

“Series D Stock” means 1,300 shares of Seller’s Series D Voting Convertible Preferred Stock, $.01 par value, with the rights and preferences set forth in the Certificate of Designation.

“Share Increase Event” shall have the meaning ascribed to it in Section 3.1(a) below.

“Shareholders Meeting” means a special or annual meeting of Parent’s shareholders at which Parent’s shareholders will vote upon, among other matters, the increase in Parent’s capital stock to permit conversion of the Series D Stock as contemplated by the Certificate of Designation, which meeting shall occur as soon as practicable after the Closing.

“Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Employees” shall mean John Behr, Michael Hopkins, Christopher Ebbert, George Nelms, and Edward Wicker.

SECTION 2.         SALE OF ASSETS

                2.1           Sale of Assets by Seller.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Newco, and Newco will purchase from Seller, the exclusive right, title and interest, free and clear of all liens, security interests and encumbrances other than the liens set forth on Schedule 2.1 (the “Permitted Liens”), in and to all of Seller’s property, whether personal, intangible or fixtures, utilized in or useful to the operation of Seller’s Business (collectively, the “Assets”), except as specifically excluded in this Section 2.1 or pursuant to Section 2.2 below, including, without limitation, the following:

(a)                                  Tangible Assets.  All of Seller’s physical assets utilized by or useful to the Business including, but not limited to, inventories, hardware, software, furniture, fixtures, equipment, machinery, office equipment, tools, supplies, and any other tangible personal property or assets used or usable by Seller in the operation of the Business wherever located, together with any replacements and additions made between the date of this Agreement and the Closing (including specifically those items listed on Schedule 2.1(a) attached hereto).

(b)                                 Contracts and Agreements. The contracts and agreements relating to the operation of the Business that are listed individually or by category on Schedule 2.1(b) attached hereto including customer agreements, vendor agreements and any noncompetition agreement between Seller and each of the Transferred Employees and any other employee of Seller hired by Newco on or after the Closing Date and any renewals, extensions, amendments or modifications thereof (the “Assigned Contracts”).

(c)                                  Intangible Assets. All patents, copyrights, trademark and service marks,  tradenames, and domain names, including “freedomPORT”, “Wireless Ronin Technologies” and “www.wirelessronin.com,” licenses, computer software, code, trade secrets, business plans, rights, and other intangible property rights and interests applied for, issued to or owned by Seller, or under which Seller is licensed, and used or usable in the operation of the Business all of which are listed on Schedule 2.1(c).

(d)                                 Permits and Licenses.  All of Seller’s transferable interest in governmental permits, licenses, approvals or authorizations, and warranties relating to any of the Assets or the Business described in Section 2.1(a) hereof, which permits, licenses and warranties are listed on Schedule 2.1(d) attached hereto and made a part hereof.

(e)                                  Open Projects. All of Seller’s right, title and interest to the open projects of the Business listed on Schedule 2.1(e) (the “Open Projects”).

(f)                                    Goodwill. The Business as a going concern, and any and all of its goodwill.

(g)                                 Customers.  Any and all of the Business’s past and present customers and customer lists, potential customers, prospect and prospect lists and relationships with customers, suppliers and franchisers, a copy of which is attached hereto as Schedule 2.1(g).

(h)                                 Business Records.  All files, logs, records, books of account, financial records, supplier files and lists, including telephone numbers, payroll and personnel records, marketing data and reports, marketing information, brochures, art work, photographs, advertising materials, consultants’ reports, design drawings, and other materials that concern the operation of the Business, excluding Seller’s corporate records and minute books; provided that Seller shall be permitted to retain a copy of information of the Business necessary for tax purposes.

2.2           Intentionally Omitted.

2.3           Assumption of Liabilities.  Neither Newco nor Parent shall assume nor be liable for any of the obligations or liabilities of Seller, the Majority Shareholder or the Business or for obligations related to the Assets of any kind or nature other than obligations or liabilities:

(a)                                  disclosed on Seller’s Financial Statements specifically including the Assumed Convertible Debt listed thereon and on Schedule 2.3(a) annexed hereto or as otherwise expressly agreement to be assumed by Newco under this Agreement;

(b)                                 arising under the Assigned Contracts and the Open Projects after the Closing Date;

(c)                                  arising under or related to any of the Assets after the Closing Date which Newco agrees to specifically assume pursuant to an Assignment and Assumption Agreement to be executed and delivered at Closing substantially in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”); and

(d)                                 arising under those real property leases used in the Business which Newco may desire to assume and which are assigned and assumed pursuant to an Assignment and Assumption of Lease Agreement satisfactory to the parties to be executed and delivered at Closing.

Notwithstanding the above, Newco shall not assume any liability of Seller’s dissenting shareholder’s under Section 3.4 below.

2.4           Employees.            Other than the Transferred Employees, Newco does not agree to employ any employee of Seller or assume any employment or collective bargaining agreement of Seller.  Newco shall offer employment to the Transferred Employees pursuant to employment agreements based upon the form attached hereto as Exhibit D.  It is expressly understood and agreed that:

(a)                                  Newco is not a successor or joint employer by virtue of anything in this Agreement, or any other accord or understanding with Seller or any thing done or not done by Seller pursuant to this Agreement and Newco shall not, solely by virtue of this Agreement, be obligated or responsible for performance of any terms of any agreement applicable to any of Seller’s employees, salaried or hourly.

(b)                                 Newco is not assuming, under this Agreement or otherwise, and Seller is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of Seller’s termination of employment of an employee of the Business including without limitation any liability or obligation with respect to wages, salaries, holiday, sick leave entitlements, bonuses, vacations, health care plans or employee benefit plans or any other compensation arrangement of any nature whatsoever which arise from or relate to any person’s employment by Seller in the Business or from any Employee Benefit Plan, sponsored or maintained by Seller.  Newco shall not be obligated to continue any employee benefit plans or arrangements of any nature whatsoever presently or previously sponsored or maintained by Seller other than the one existing employee health plan of Seller provided the health insurance company  consents to such assumption.

SECTION 3.         PURCHASE CONSIDERATION; ESCROW; DISSENTER’S RIGHTS

                3.1           Purchase Consideration.  As full payment for the transfer of the Assets under Section 2.1, at Closing, Parent shall issue to Seller 1,300 shares of Series D Stock.  The Series D Stock shall be voting stock with the rights and preferences set forth in the Certificate of Designation (the “Purchase Consideration”) including automatically converting into 13,000,000 shares of Parent Common Stock upon the authorization by the Parent shareholders at or in connection with the Shareholder’s Meeting of an increase in the authorized capital of Parent and the filing of an Amendment to the Articles of Incorporation of Parent to increase such authorized shares (the “Share Increase Event”).

3.2           Allocation of Purchase Consideration.  The Purchase Consideration shall be allocated among the Assets in accordance with the Schedule 3.2 attached hereto.

3.3           Escrow of Shares.  Of the Purchase Consideration, Seller agrees to escrow for two years following the Closing Date 200 shares of Series D Stock pursuant to the terms and conditions of the Escrow Agreement to satisfy indemnifiable claims of Parent and Newco pursuant to Section 10.2 of this Agreement (the “Escrow Shares”). Of the 200 shares of Series D Stock, Behr agrees that 100 shares of Series D Stock shall be attributable or allocated to his ownership interest in Seller. The other 100 shares of Series D Stock shall be attributable or allocated to all the shareholders of Seller including Behr on a pro-rata basis.

                3.4           Dissenter’s Rights for Seller’s Shareholders. The parties agree that any shareholder of Seller who has not voted in favor of the transactions contemplated by this Agreement or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 302A.471 of the Minnesota Business Corporation Act (collectively, the “Dissenting Shareholders”) shall be entitled to receive from Seller payment of the appraised values of such shares held by them in accordance with the provisions of Section 302A.471. Seller agrees to satisfy any of these claims from the Purchase Consideration.

SECTION 4.         CLOSING; CLOSING DELIVERIES

4.1           Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Messerli & Kramer P.A. at 10:00 a.m., local time, on or before March 15, 2002, or at such other time and place and on such other date as Parent, Newco and Seller shall agree, but not later than March 31, 2002  (the “Closing Date”).

4.2           Deliverables at Closing.  The parties shall deliver the following instruments, documents and property at the Closing to one another:

(a)                                  By Parent and/or Newco.  Parent and/or Newco shall deliver the following instruments, documents and property to Seller at the Closing:

                                                (i)            a Parent stock certificate representing the unescrowed shares of Series D Stock issued in the name of Seller and/or its shareholders;

(ii)                                  a Parent stock certificate representing the Escrow Shares which shall be delivered to the Escrow Agent pursuant to the Escrow Agent;

(iii)                               a certificate of the President and Chief Executive Officer of Parent certifying on behalf of Parent the truth and accuracy of Parent’s representations and warranties and compliance with all of its covenants and agreements on and as of the Closing Date;

(iv)                              a certificate of the Secretary of Parent certifying correct copies of the resolutions of the Board of Directors of Parent authorizing the transactions contemplated hereby, the Articles of Incorporation and Bylaws;

(v)                                 a certificate of the President and Chief Executive Officer of Newco certifying on behalf of Newco the truth and accuracy of Newco’s representations and warranties and compliance with all of its covenants and agreements on and as of the Closing Date;

(vi)                              a certificate of the Secretary of Newco certifying correct copies of the resolutions of the Board of Directors of Newco authorizing the transactions contemplated hereby, the Articles of Incorporation and Bylaws;

(vii)                           confirmation that the Certificate of Designation had been filed with the Minnesota Secretary of State and a form of Amendment to Articles of Incorporation of Parent;

(viii)                        Opinion of Messerli & Kramer P.A. counsel to Parent and Newco regarding the due authorization and valid issuance of the Series D Stock; and

(ix)                                A letter from Paul Crawford confirming to Seller and Majority Shareholder his agreement to use his reasonable best efforts to seek to raise financing for Newco following the Closing; and

(x)                                   all other consents, approvals, documents and certificates contemplated by this Agreement or reasonably requested by Seller or its counsel and copies of all contracts, commitments, leases and other documents required to be identified on the Schedules hereto.

(b)                                 By Seller and Majority Shareholder.  Seller and Majority Shareholder shall deliver the following instruments, documents and property to Parent and/or Newco at the Closing:

                                                (i)            a Bill of Sale substantially in the form of Exhibit E attached hereto executed by Seller;

                                                (ii)           any and all assignments and other appropriate documents and instruments necessary, and in a form reasonably acceptable to

Newco, to transfer and assign to Newco the Assets including an Assignment of Patents for the Business technology, an Assignment of Trademarks for freedomPORT and Wireless Ronin Technologies and an Assignment of Domain Name of www.wirelessronin.com;

(iii)                               consents of third parties, including consents to Assigned Contracts (if any), necessary to transfer the Assets to Newco unless waived in writing by Newco and if necessary, an Assignment of Lease Agreement;

(iv)                              all other consents, approvals, documents and certificates contemplated by this Agreement or reasonably requested by Newco or its counsel and copies of all contracts, commitments, leases and other documents required to be identified on the Schedules hereto;

(v)                                 UCC-3 Termination Statements terminating liens, if any, on the Assets, other than as set forth on Schedule 2.1 Permitted Liens;

(vi)                              a certificate of the President of Seller and by Majority Shareholder certifying the truth and accuracy of Seller’s representations and warranties and compliance with all of its covenants and agreements on and as of the Closing Date;

(vii)                           a certificate of Majority Shareholder certifying the truth and accuracy of his representations and warranties and compliance with all of its covenants and agreements on and as of the Closing Date;

(viii)                      a certificate of the Secretary of Seller certifying correct copies of the resolutions of the Board of Directors and shareholders of Seller  authorizing the transactions contemplated hereby, the Articles of Incorporation and Bylaws;

(ix)                                either (a) the original notes of Seller representing the Assumed Convertible Debt together with consents from the holders thereof consenting to the assumption thereof by Parent and/or Newco, or (b) evidence to the reasonable satisfaction of Parent and/or Newco that such holders have elected to convert such debt to the capital stock of Seller;

(x)                                   evidence that Seller has changed its corporate name so as to not include either of the words “Ronin” or “Wireless;”

(xi)                                copies of all Assigned Contracts;

(xii)                             copies of all Employee Benefit Plans; and

(xiii)                          reports regarding Environmental Matters.

(c)                                  By Parent, Newco, Seller and/or Majority Shareholder.  Parent, Newco, Seller and/or Majority Shareholder shall each execute, as appropriate, the following instruments, documents and property to Parent and/or Newco at the Closing:

(i)                                     the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B hereto executed by Newco and Seller;

(ii)                                  the Escrow Agreement substantially in the form attached hereto as Exhibit C executed by Parent Newco and Seller;

(iii)                               an Employment, Noncompete, Nondisclosure and Assignment of Inventions Agreement for each of the Transferred Employees substantially in the form attached hereto as Exhibit D each executed and delivered by Newco and each individual Transferred Employee; and

(iv)                              a Noncompetition Agreement in substantially the form of Exhibit F attached hereto executed by Parent, Newco and Seller;

(d)                                 Additional Documents and Actions.  Each party agrees to execute and deliver such additional instruments, documents and property, and to take such additional action, as may reasonably be requested by another party hereto, or their counsel, in order to effectuate the transactions contemplated by this Agreement.

SECTION 5.         REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Majority Shareholder hereby each represent and warrant to Parent and Newco as follows:

5.1           Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or as such business is currently conducted.  The copies of Seller’s Articles of Incorporation, as amended to date (hereinafter referred to as its “Articles”), certified by the Secretary of State of the State of Minnesota and of Seller’s Bylaws, as amended to date (hereinafter referred to as its “Bylaws”), certified by Seller’s Secretary, both as attached under Schedule 5.1(a) hereto, are complete and correct and no amendments thereto have been filed or are pending.  Seller is and has been at all times in compliance with its Articles and Bylaws.  Seller is duly qualified or licensed to conduct business as a foreign corporation in and is in good standing in each jurisdiction in which the nature of the business conducted by Seller or the character and nature of the property or assets owned or leased by Seller makes such qualification necessary, all of which jurisdictions are listed on Schedule 5.1(b).

5.2           Authority.  Seller has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller and no other action on the part of Seller or Majority Shareholder is required in connection therewith.  This Agreement and each agreement, document and instrument to be executed and delivered by Seller and Majority Shareholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller and Majority Shareholder, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.  The execution, delivery and performance by Seller and Majority Shareholder of this Agreement and each such agreement, document and instrument:

                                                (a)           to the best of Seller’s and Majority Shareholder’s knowledge, does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Seller or Majority Shareholder, respectively;

                                                (b)           does not or will not violate any term or provision of the Articles or Bylaws of Seller; and

                                                (c)           except as set forth on Schedule 5.2, does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller or Majority Shareholder is a party or by which the Assets are bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Assets.

                                                (d)           Except as set forth on Schedule 5.2, no consent or waiver by, approval of, or designation, declaration or filing with, any Person is required in connection with the execution, delivery and performance by Seller and Majority Shareholder of this Agreement and each agreement, document and instrument to be executed and delivered by Seller or Shareholder pursuant to this Agreement.

5.3           Subsidiaries.  Seller has no subsidiaries.

5.4           Financial Statements.  Schedule 5.4 contains Seller’s unaudited balance sheets, and statements of income, shareholders’ equity and cash flows of the Business for the years ended 2001 and 2000 (collectively, the “Financial Statements”).  The unaudited balance sheet for the year ended 2001 shall be referred to as the “Balance Sheet.”  No material modifications are required to be made to any of the Financial Statements (including the notes thereto) in order that they be in accordance with generally accepted accounting principles applied consistently during the periods covered thereby.  Without limiting the foregoing, the Financial Statements are complete and correct, fairly present in all material respects the financial position and the results of operations of Seller at and for the period covered thereby (without given effect to this Agreement) and are consistent with the books and records of Seller.

5.5           Title to Properties;  Liens;  Condition of Properties.

                                                (a)           Seller does not own any real property used by the Business.  The Schedule of Leases (Schedule 5.5(a)) contains a copy of and an accurate and complete list of all of Seller’s leasehold interests in real and personal property used by the Business including a brief description of each leasehold interest (including the duration and financial terms thereof) and, if applicable, all liens, mortgages or other encumbrances upon each leasehold interest.  Except as set forth on Schedule 5.5(a)(1), all such leases to which Seller is a party are currently in full force and effect and each party thereto has performed substantially all of its obligations under each of such leases and is not in default thereunder, and neither Seller nor Majority Shareholder is aware of any event or condition which could result in a default under any such lease after notice or lapse of time or both, nor has Seller or Majority Shareholder received notice of any alleged default under any such lease.  Except as set forth on Schedule 5.5(a)(1), the consummation of the transactions contemplated by this Agreement will not result in any modification, termination, breach or default or require any consent under any such lease.

                                                (b)           None of the Assets have an original cost per unit in excess of $1,000 or with a fair market value in excess of $5,000, except as set forth on the Schedule of Fixed Assets  (Schedule 5.5(b)) attached hereto.  To the best of Seller’s and Majority Shareholder’s knowledge, Seller has good and marketable title to the Assets and none of the Assets is subject to any mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other charge except as specifically reflected in the Financial Statements or on Schedule 5.5 (b).  Except as set forth on Schedule 5.5(b), all of the Assets owned or leased by Seller are in good repair and in working order.  The Assets are the only assets used in or otherwise necessary to operate the Business as currently conducted or proposed to be conducted.

5.6           Taxes.

(a)                                  Returns and Payments.  As of the date hereof, Seller has filed all Tax Returns that it was required to file as of the date hereof.  To the best of Seller’s and Majority Shareholder’s knowledge, all such Tax Returns were correct and complete in all material respects.  Except as set forth on the Schedule of Tax Matters (Schedule 5.6 hereto), all Taxes owed by Seller (whether or not shown on any Tax Return) as of the date hereof have been paid or provided for in Seller’s Financial Statements.  Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth on Schedule 5.6 hereto, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no actual, pending or, to the best of Seller’s or Majority Shareholder’s knowledge, threatened liens, encumbrances or charges against any of the Assets arising in connection with any failure (or alleged failure) to pay any Tax.  Except as set forth on Schedule 5.6 hereto, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other third party.  Except as set forth on Schedule 5.6, none of Seller, Majority Shareholder or any of Seller’s officers, directors, or employees responsible for taxes has knowledge of any facts that would lead them to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Except as set forth on the Schedule 5.6, there is no dispute or claim concerning any Tax liability of Seller either claimed or raised by any authority in writing or as to which any of Seller, Majority Shareholder or any of Seller’s, officers, directors, or employees responsible for Tax matters has knowledge based upon personal contact with any agent of such authority.

(b)                                 Affiliated Group.  Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.  Seller is not a party to any Tax allocation or sharing agreement.

5.7           Absence of Undisclosed Liabilities.  As of the Balance Sheet date and the date hereof, Seller had and has no indebtedness, liabilities or obligations of any nature or kind, whether accrued, absolute, contingent or otherwise asserted or unasserted, and whether due or to become due (including, without limitation, potential liabilities relating to products or services provided by Seller or the conduct of Seller’s Business prior to the Balance Sheet date regardless of whether claims in respect thereof had been asserted as of such date), except liabilities which are reflected on the Financial Statements, are otherwise expressly disclosed in the Schedules to this Agreement or that have been incurred since the  Balance Sheet date in the ordinary course of business.

5.8           Absence of Certain Changes.  Except as provided in the Schedule of Changes (Schedule 5.8 hereto), since the date of the Balance Sheet, there has not been:

(a)                                  any operation of Seller out of the ordinary course of business or any change in the financial condition, properties, assets, liabilities, business, prospects or operations of Seller which change, by itself or in conjunction with all other such changes, has been or is likely to have a materially adverse effect with respect to the Business;

(b)                                 any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Assets (including any patents, trademarks and copyrights) other than purchases and sales in the ordinary course of business other than pursuant to or in connection with this Agreement;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, adversely affecting Seller’s Assets or the Business in excess of $5,000 per single occurrence;

(d)                                 any change in the accounting methods or practices followed by Seller or any change in depreciation or amortization policies or rates theretofore adopted;

(e)                                  any material change in the manner in which inventory of Seller is marketed or any increase in inventory levels in excess of historical levels for comparable periods;

(f)                                    any acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which Seller is a party or by which it is bound and which is an Assigned Contract; or

(g)                                 any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified in paragraphs (a) through (f) above other than pursuant to or in connection with this Agreement.

                5.9           Intellectual Property.

(a)                                  All domestic and foreign patents, patent applications, copyrighted works including software, copyright applications and registrations, trade names, trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications which are owned by or licensed to Seller and used in or useful to the Business (collectively, the “Intellectual Property”) are listed in the Schedule of Intellectual Property (Schedule 5.9) attached hereto.  Except as set forth on the Schedule of Intellectual Property, the Intellectual Property have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on Schedule 5.9, and, to the best of Seller’s and Majority Shareholder’s knowledge, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country.

(b)                                 Except as set forth on the Schedule 5.9, (i) use of the Intellectual Property does not, to the best of Seller’s and Majority Shareholder’s knowledge, require the consent of any other person and the same is freely transferable (except as otherwise provided by law or pursuant to the applicable license or use agreement);  (ii) the Intellectual Property is owned exclusively by Seller, free and clear of any attachments, liens, encumbrances or adverse claims;  and (iii) neither Seller’s present or contemplated activities, products or services infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, tradename, trademark, copyright or other proprietary rights of others.

(c)                                  Except as set forth on the Schedule 5.9, no other person has an interest in or right or license to use, or the right to license others under, the Intellectual Property.  There are no claims or demands of any other person pertaining thereto and no proceedings have been instituted, are pending or are, to the best of Seller’s or Majority Shareholder’s knowledge, threatened which challenge the rights of Seller in respect thereof and Seller has no knowledge of any facts which could be the basis of any such claims.  To the knowledge of Seller, there is no infringement of any of the Intellectual Property by others nor is any of the Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment.  No claim or demand has been made and no proceeding has been filed or, to the best of Seller’s or Majority Shareholder’s knowledge, threatened to be filed charging Seller with infringement of any patent, trade name, trademark, service mark or copyright and Seller does not know of any facts which could be the basis of any such claims.  To the knowledge of Seller, there are no royalties, honoraria, fees or other payments payable by or on behalf of Seller to any person with respect to any of the Intellectual Property.

5.10         Trade Secrets; Licensed Intellectual Property.  Seller owns or has the right to use, free and clear of any claims or rights of others, all trade secrets, inventions, developments, customer lists, manufacturing and secret processes, hardware designs, programming processes, software and other information and know-how (if any) required for or used in the manufacture or marketing of all products formerly or presently sold, manufactured, licensed, under development or produced by the Business, including products licensed from others which are listed on the Schedule of Licensed Intellectual Property (Schedule 5.10).  There are no payments in excess of $5,000 which are required to be made by or on behalf of Seller for the use of such trade secrets, inventions, developments, customer lists, copyrighted materials, manufacturing and secret processes and know-how.  To the best of Seller’s and Majority Shareholder’s knowledge, Seller is not using or in any way making any unlawful or wrongful use of any confidential information, copyrighted materials, know-how or trade secrets of any third party.  Except as set forth on Schedule 5.10, none of the Transferred Employees is a party to any non-competition or confidentiality agreement with any party other than Seller or Newco.

5.11         Contracts. The Assigned Contracts are listed on Schedule of Assigned Contracts (Schedule 5.11) and, except as set forth on Schedule 5.11, subject to no amendment, extension or other modification as of the date hereof.  Each Assigned Contract is binding and enforceable in accordance with its terms and is in full force or effect without any default thereunder by Seller or, by any other party thereto.

5.12         Litigation.  Except as set forth on the Schedule of Litigation (Schedule 5.12 hereto), there are no suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to Seller, the Assets or the Business.  Except as set forth on the Schedule 5.12, Seller is not otherwise engaged as a party in any suit, action or administrative, arbitration or other proceeding.  Seller has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any of the Assets or the Business.  Except as set forth on Schedule 5.12, Seller has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to the Assets or the Business.  Seller has not been named by the U.S. Environmental Protection Agency or a state environmental agency as a potentially responsible party (or similar designation under applicable state law) in connection with any site at which hazardous substances, hazardous materials, toxic substances, oil or petroleum products have been released or are, to the best of Seller’s or Majority Shareholder’s knowledge, threatened to be released.  Except as set forth on the Schedule 5.12, there are no existing or, threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against Seller for services or products which are defective or fail to meet any service or product warranties.  Neither Seller nor Majority Shareholder is aware of any facts providing a basis for any matter addressed in this Section 5.12.

                5.13         Compliance with Laws.  To the best of Seller’s and Majority Shareholder’s knowledge, Seller is not in material violation of any laws, rules or regulations which apply to the conduct of Seller’s Business or properties which violation has had or may be expected to have a material adverse effect on the Assets or the Business’s financial condition or results of operations.  There has never been any citation, fine or penalty imposed, asserted or threatened against Seller under any foreign, federal, state, local or other law or regulation relating to employment, immigration, occupational safety, zoning or environmental matters and Seller is not aware of any circumstances, occurrences or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has Seller received any notice to the effect that Seller is in violation of any such laws or regulations.

                5.14         Insurance.  The Assets of Seller are insured to the extent disclosed in the Schedule of Insurance (Schedule 5.14) attached hereto including present product liability insurance policies and product liability insurance policies held by Seller over the past five years or such shorter period of time by Seller has been in existence.  All such present policies of insurance are in full force and effect, all premiums with respect thereto which have come due as of the date hereof have been paid and Seller is in substantial compliance with the terms thereof.  Such insurance policies are sufficient for compliance by Seller with all requirements of law and all material agreements and leases to which Seller is a party and provide insurance coverage for the properties, assets, operations and employees of Seller generally comparable in type and amount to that which is customarily carried by other corporations engaged in similar businesses and of approximately the same size and similarly situated as Seller.  To the best of Seller’s and Majority Shareholder’s knowledge, the workers’ compensation insurance of Seller complies with applicable statutory requirements as to the amount of such coverage.

                5.15         Product Warranty. To the best of Seller’s and Majority Shareholder’s knowledge, each product of the Business manufactured, sold, leased or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties.  To the best of Seller’s and Majority Shareholder’s knowledge, Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand which may give rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Financial Statements, and provided that liabilities arising from a recall required by a vendor and not arising from any action or inaction on the part of Seller are not included within this Section 5.15.  To the best of Seller’s and Majority Shareholder’s knowledge, no product manufactured, sold, leased or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, all of which are included in the Schedule of Warranties (Schedule 5.15).

                5.16         Product Liability.  Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered or services rendered by the Business.

                5.17         Finders’ Fees.  Neither Seller nor Majority Shareholder has incurred or expects to incur or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, except as described on the Schedule of Finders’ Fees (Schedule 5.17 hereto).

5.18         Authorizations.  Seller has obtained and is in material compliance with all federal, foreign, state, provincial, municipal, local or other governmental consents, certifications, licenses, permits, registrations, grants and other authorizations (collectively the “Authorizations” and individually an “Authorization”) which, to the best of Seller’s and Majority Shareholder’s knowledge, are necessary to permit it to conduct the Business as presently conducted and for which the failure to comply with has had or may be expected to have a material adverse effect on the Business’s business, financial condition or results of operations.  No proceeding is pending or, to the best of Seller’s or Majority Shareholder’s knowledge, is threatened in which any Person or governmental authority is seeking to revoke or deny the renewal of any Authorization.  All Authorizations related to the Business are listed in the Schedule of Authorizations (Schedule 5.18) attached hereto.  Each Authorization is in full force and effect without any default thereunder by Seller will remain in full force and effect after giving effect to the transactions contemplated by this Agreement and Seller has not received notice of any claim or charge that Seller has breached any Authorization.

5.19         Transactions with Interested Persons.  Neither Majority Shareholder nor his spouse or children, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any customer, competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business.

5.20         Employee Benefit Plans.

(a)                                  All employee benefit plans, as that term is defined in Section 3(2) and (3) of ERISA, fringe benefit plans, as that term is defined in Section 6039D(d) of the Code, welfare plans, as that term is defined in Section 3(1) of ERISA, whether or not funded, which now are or ever have been maintained by Seller or to which Seller now has or has ever had an obligation to contribute (the “Employee Benefit Plans”) are described in the Schedule of Employee Benefit Plans (Schedule 5.20) attached hereto.  No event has occurred nor has there been any omission which would result in violation of any laws, rulings or regulations applicable to any Employee Benefit Plan.  There are no claims pending or, to the best of Seller’s or Majority Shareholder’s knowledge, threatened with respect to any Employee Benefit Plan, other than claims for benefits by employees, beneficiaries or dependents arising in the normal course of the operation of any such plan.

(b)                                 Seller has no and has never had any Employee Benefit Plan that is or was intended to be qualified under Section 401(a) or 401(k) of the Code.

(c)                                  Seller is not a member of a multi-employer plan within the meaning of Section 3(37) of ERISA.

(d)                                 With respect to each “group health plan” (as defined in Section 607(1) of ERISA) that has been maintained by Seller or any member of any Controlled Group, all notices required pursuant to Section 606 of ERISA have been provided on a timely basis and each such plan has otherwise complied in all material respects with the requirements of Sections 606 through 608 of ERISA.  Except as required by Section 601 of ERISA, neither Seller nor any member of any Controlled Group has made any commitment or is otherwise obligated to provide any non-pension benefits to any employee, former employee or spouse or dependent of any such employee or former employee.

(e)                                  With respect to each Employee Benefit Plan (as that term is defined in Section 3(3) of ERISA) maintained by Seller within the three years preceding the Closing, complete and correct copies of those plans have been or will be delivered by Seller to Parent at Closing pursuant to Section 4.2(b).

5.21         Hazardous Materials;  Environmental Compliance;  Disclosure of Environmental Information.

(a)                                  In connection with operating the Business, Seller has never generated, used, stored or handled any Hazardous Materials nor has it treated, stored, disposed of, spilled or released any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Seller or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facilities.  To the knowledge of Seller and the Majority Shareholder, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Seller, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site.  To the knowledge of Seller, Seller does not presently own or lease, nor has it previously owned or leased, any site on which underground storage tanks are or were located.  No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by Seller in connection with the presence of any Hazardous Materials.

(b)                                 To the knowledge of Seller and the Majority Shareholder, Seller has no liability under nor has it ever violated any Environmental Law with respect to any property owned, operated, leased, or used by Seller and any facilities and operations thereon.  In addition, any property owned, operated, leased, or used by Seller, and any facilities and operations thereon are presently in material compliance with all applicable Environmental Laws.  Seller has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or, to the best of Seller’s or Majority Shareholder’s knowledge, informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law; and Seller and Majority Shareholder have no knowledge that any of the above will be forthcoming.

(c)                                  The Schedule of Environmental Matters (Schedule 5.21 hereto) contains a list of all documents, records, and information available to Seller and Majority Shareholder concerning any environmental or health and safety matter relevant to the Business, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents or other authorizations issued by any environmental agency.

5.22         Customers, Distributors and Independent Sales Representatives.  The Schedule of Customers, Distributors and Independent Sales Representatives (Schedule 5.22) sets forth, to the best of Seller’s and Majority Shareholder’s knowledge, the names of all customers to which, and independent sales representatives and distributors through which, Seller through the Business has sold or distributed in excess of $25,000 of its products or services during any of the last three fiscal years of Seller as well as all customers, distributors and independent sales representatives with which Seller has entered into a contract or agreement.  Except as set forth on the Schedule 5.22, during the last three fiscal years and through the date hereof, no such customer or distributor has canceled or otherwise terminated its relationship with Seller or decreased materially its usage or purchase of the products or services of Seller.  To the knowledge of Seller, no such customer or distributor has any plan or intention to terminate, cancel or otherwise modify its relationship with Seller in a manner which would be materially adverse to Seller.

5.23         Employees. Except as set forth on Schedule 5.23, Seller is not delinquent in payments to any of its employees of the Business for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  Upon termination of the employment of any of Seller’s employees, Newco will not by reason of anything done prior to the Closing be liable to any of such employees for “severance pay” or any other payments.  To the best of Seller’s and Majority Shareholder’s knowledge, Seller is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment and wages and hours.  Except as set forth on the Schedule of Employee Matters (Schedule 5.23), there are no charges of employment or age discrimination, sexual harassment or unfair labor practices, claims by employees against Seller the asserted value of which exceeds $5,000 individually or $15,000 in the aggregate or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or threatened against or involving Seller.  No grievance which might have a material adverse effect on Seller or the conduct of its business or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted.  No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller for the employees of the Business.

                5.24         Other Agreements.  Except as set forth in the Schedule of Other Agreements (Schedule 5.24) attached hereto, there are no material agreements or arrangements not contained herein, or disclosed in any Schedule hereto, to which Majority Shareholder, or any individual serving as director or officer of Seller, is a party relating to the business of the Business.

                5.25         Completeness.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller to Newco pursuant to this Agreement, when taken together, do not and shall not at Closing contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

5.26         Disclosure of Material Information and Potentially Adverse Developments.  Seller has reported to Newco any and all material information of which Seller or Majority Shareholder has knowledge as to potentially materially adverse factors in the business of the Business, other than factors affecting the industry generally.

5.27.        Investment Representations.  Seller understands that the Series D Stock has not been registered under the Act.  Seller also understands that the Series D Stock is being offered and sold pursuant to an exemption from registration contained in the Act based in part upon Seller’s and Majority Shareholder’s representations contained in the Agreement.  Seller hereby represents and warrants as follows:

(a)                                  Seller Bears Economic Risk.  Seller, through its officers and directors, has such knowledge and experience in financial business matters that its is capable of evaluating the merits and risks of an investment in the Series D Stock, and if issued the Conversion Shares to be received pursuant to this Agreement.  Seller acknowledges being furnished by Parent with a copy of Parent’s most recent annual and quarterly reports on Forms 10-K and 10-Q, respectively (the “SEC Reports”), and being offered the opportunity to ask questions of, and receive answers from, Parent’s officers with respect to Parent’s business and financial affairs.  Seller understands that Parent is a shell company with essentially no assets.  Seller must bear the economic risk of this investment indefinitely unless the Series D Stock, and if issued the Conversion Shares are registered pursuant to the Act, or an exemption from registration is available.  Seller understands that Parent has no present intention of registering the Series D Stock, or the Conversion Shares.  Seller also understands that there is no assurance that any exemption from registration under the Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Series D Stock, the Conversion Shares under the circumstances, in the amounts or at the times Seller might propose.

(b)                                 Acquisition for Own Account.  Seller is acquiring the Series D Stock, and if issued, the Conversion Shares for Seller’s own account for investment only, and not with a view towards their public distribution.

(c)                                  Seller Can Protect Its Interest.  Seller represents that by reason of its, or of its management’s, business or financial experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated in this Agreements.  Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d)                                 Accredited Investor.  Seller represents that it is, and its shareholders are, each an accredited investor within the meaning of Regulation D of the Securities Act.

(e)                                  Rule 144.  Seller acknowledges and agrees that the Series D Stock, and, if issued, the Conversion Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.  Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Parent, the resale occurring not less than one year and in some cases two years after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

(f)                                    Residence.  The office or offices of the Seller in which its investment decision was made is located at 8633 Jefferson Highway, Osseo, Minnesota 55369.

(g)                                 Transfer Restrictions.  Seller acknowledges and agrees that the Series D Stock, and if issued, the Conversion Shares are subject to restrictions on transfer and that the certificates representing such securities will bear the following legend reflecting the foregoing restrictions on transfer:

                                                “The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or under any applicable state securities laws (the “Laws”).  The shares may not be sold, transferred, assigned, pledged or otherwise disposed of at any time unless they are registered under such Act and laws or unless in the opinion of legal counsel for the Company such disposition will not result in a violation of such Act or any such Laws.”

SECTION 6.         REPRESENTATIONS AND WARRANTIES OF MAJORITY SHAREHOLDER

                Majority Shareholder hereby makes to Parent and Newco each of the representations and warranties set forth in this Section 6 as follows:

                6.1           Ownership of Seller.  Majority Shareholder owns 57.31% of the outstanding and issued capital stock of Seller.

                6.2           Authority.  Majority Shareholder has full right, authority, power and capacity (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by him pursuant to this Agreement and  (ii) to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument executed and delivered by Majority Shareholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Majority Shareholder, enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.  Except as expressly disclosed in the Schedules to this Agreement, the execution, delivery and performance of this Agreement and each such agreement, document and instrument by Majority Shareholder:  (i) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Majority Shareholder or require him to obtain any approval, consent or waiver of, or make any filing with, any Person or authority (governmental or otherwise) that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Majority Shareholder is a party or by which Majority Shareholder’s property is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Assets.

                6.3           NASD Representation.  Majority Shareholder (i) is not and does not control a member of the National Association of Securities Dealers, Inc. (the “NASD”), and (ii) is not a registered representative with a NASD member firm and (iii) is not the parent, brother or sister, brother-in-law or sister-in-law, son or daughter or son-in-law or daughter-in-law of an NASD member or of a registered representative of a NASD member firm.

                6.4           Cooperation.  Majority Shareholder will use his best efforts to cause the Company and its shareholders to consummate the transactions contemplated by this Agreement.  Without limitation, Majority Shareholder will vote in favor of the transactions contemplated by this Agreement at any meeting of shareholders of the Company held for such purpose (or execute a consent in writing in lieu of a meeting of shareholders).

SECTION 7.         REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO.

Parent and Newco hereby make to Seller each of the representations and warranties set forth in this Section 7 as follows:

7.1           Organization and Good Standing.  Parent and Newco are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power to conduct their business as now being conducted. The copies of Parent’s and Newco’s Articles of Incorporation, as amended to date (each hereinafter referred to as “Articles”), certified by the Secretary of State of the State of Minnesota and Parent’s and Newco’s Bylaws, as amended to date (each hereinafter referred to as “Bylaws”), certified by Parent’s and Newco’s Secretary, as attached under Schedule 7.1 hereto, are complete and correct and no amendments thereto have been filed or are pending.  Parent and Newco are, and have been at all times, in compliance with their respective Articles and Bylaws. The nature of Parent’s or Newco’s business and the character and nature of the property or assets owned or leased by Parent or Newco (excluding the Assets and Business being acquired hereunder) does not require Parent or Newco to qualify as a foreign corporation in any jurisdiction.

7.2           Authority.  Parent and Newco have full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by them pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by them has been duly and validly authorized and approved by all necessary action on the part of each of them and no other action on the part of each of them is required in connection therewith.  This Agreement and each agreement, document and instrument to be executed and delivered by each of them pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of them, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.  The execution, delivery and performance by Parent and Newco of this Agreement and each such agreement, document and instrument:

(a)                                  does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Parent or Newco;

(b)                                 does not or will not violate any term or provision of the Articles of Incorporation or Bylaws of Parent or Newco;  or

(c)                                  except as set forth on Schedule 7.2, does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Parent or Newco is a party or by which the property of Parent or Newco is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Parent’s or Newco’s assets.

No consent or waiver by, approval of, or designation, declaration or filing with, any Person or authority (governmental or otherwise) is required in connection with the execution, delivery and performance by Parent or Newco of this Agreement and each agreement, document and instrument to be executed and delivered by Parent or Newco pursuant to this Agreement.

                7.3           Capitalization. The authorized and issued capital stock of Parent immediately prior to the Closing is as set forth on Schedule 7.3 attached hereto.  All issued and outstanding shares of Parent’s capital stock (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Other than as set forth on Schedule 7.3, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from Parent of any of its securities.  When issued in compliance with the provisions of this Agreement and the Certificate of Designation, the Series D Stock, and upon conversion thereof, the Conversion Shares, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the foregoing securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.  All authorized and issued capital stock of Newco is owned by Parent.

7.4           Subsidiaries.  Parent has no subsidiaries other than Newco.  Newco has no subsidiaries.

7.5           Financial Statements.   Schedule 7.5 contains Parent’s audited balance sheets, and statements of income, shareholders’ equity and cash flows of its business for the years ended

March 31, 2001 and March 31, 2000 (the “Parent Financial Statements”) and the unaudited balance sheet for the three months ended September 30, 2001 (the “Parent Balance Sheet”).  No material modifications are required to be made to any of the Parent Financial Statements or the Parent Balance Sheet (including the notes thereto) in order that they be in accordance with generally accepted accounting principles applied consistently during the periods covered thereby.  Without limiting the foregoing, the Parent Financial Statements and the Parent Balance Sheet are complete and correct, fairly present in all material respects the financial position and the results of operations of Parent at and for the periods covered thereby (without given effect to this Agreement) and are consistent with the books and records of Parent.

7.6           Title to Properties;  Liens;  Condition of Properties.

                                                (a)           Parent and Newco do not own any real property used by their respective businesses.  Schedule 7.6  contains an accurate and complete list of all of Seller’s leasehold interests in real and personal property including a brief description of each leasehold interest (including the duration and financial terms thereof) and, if applicable, all liens, mortgages or other encumbrances upon each leasehold interest.  Except as set forth on Schedule 7.6, all such leases to which Parent is a party are currently in full force and effect and each party thereto has performed substantially all of its obligations under each of such leases and is not in default thereunder, and Parent is not aware of any event or condition which could result in a default under any such lease after notice or lapse of time or both, nor has Parent received notice of any alleged default under any such lease.  The consummation of the transactions contemplated by this Agreement will not result in any modification, termination, breach or default or require any consent under any such lease.

                                                (b)           Parent has limited operations and assets.  To the best of Parent’s knowledge, Parent has good and marketable title to the assets used in its business and none of such assets is subject to any mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other charge except as specifically reflected in the Financial Statements or on Schedule 7.6.  Except as set forth on Schedule 7.6, all of the assets owned or leased by Parent are in good repair and in working order.

7.7           Taxes.

(a)                                  Returns and Payments.  As of the date hereof, Parent has filed all Tax Returns that it was required to file as of the date hereof.  To the best of Parent’s  knowledge, all such Tax Returns were correct and complete in all material respects.  Except as set forth on the Schedule 7.7 hereto, all Taxes owed by Parent (whether or not shown on any Tax Return) have been paid.  Parent currently is not the beneficiary of any extension of time within which to file any Tax Return.  Except as set forth on Schedule 7.7 hereto, no claim has ever been made by an authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no actual, pending or, to the best of Parent’s knowledge, threatened liens, encumbrances or charges against any of the assets used in Parent’s business arising in connection with any failure (or alleged failure) to pay any Tax.  Except as set forth on Schedule 7.7 hereto, Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  Except as set forth on Schedule 7.7, neither Parent nor any of Parent’s officers, directors, or employees responsible for taxes has knowledge of any facts that would lead them to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Except as set forth on the Schedule 7.7, there is no dispute or claim concerning any Tax liability of Parent either claimed or raised by any authority in writing or as to which any of Parent, or any of Parent’s, officers, directors, or employees responsible for tax matters has knowledge based upon personal contact with any agent of such authority.

(b)                                 Affiliated Group.  Parent has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.  Parent is not a party to any Tax allocation or sharing agreement.

7.8           Absence of Undisclosed Liabilities.  As of the Parent Balance Sheet date and the date hereof, Parent had and has no indebtedness, liabilities or obligations of any nature or kind, whether accrued, absolute, contingent or otherwise asserted or unasserted, and whether due or to become due (including, without limitation, potential liabilities relating to products or services provided by Parent or the conduct of Parent’s Business prior to the Parent Balance Sheet date regardless of whether claims in respect thereof had been asserted as of such date), except liabilities which are reflected on the Financial Statements and the Parent Balance Sheet, are otherwise expressly disclosed in the Schedules to this Agreement or that have been incurred since the Parent  Balance Sheet date in the ordinary course of business.

7.9           Litigation.  Except as set forth on the Schedule 7.9 hereto, there are no suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to Parent or Newco, their assets or businesses.  Except as set forth on the Schedule 7.9, neither Parent nor Newco have otherwise been engaged as a party in any suit, action or administrative, arbitration or other proceeding.  Parent and Newco have not entered into or been subject to any consent decree, compliance order or administrative order with respect to any of their assets or businesses.  Except as set forth on Schedule 7.9, neither Parent nor Newco has received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any of its assets or business.  Neither Parent nor Newco has not been named by the U.S. Environmental Protection Agency or a state environmental agency as a potentially responsible party (or similar designation under applicable state law) in connection with any site at which hazardous substances, hazardous materials, toxic substances, oil or petroleum products have been released or are threatened to be released. There are no existing or threatened product liability, warranty or other similar claims, or any facts upon which a claim of such nature could be based, against Parent for services or products which are defective or fail to meet any service or product warranties.  Neither Parent nor Newco is aware of any facts providing a basis for any matter addressed in this Section 5.12.

                7.10         Compliance with Laws.  To the best of Parent’s and Newco’s respective knowledge, neither Parent nor Newco is not in material violation of any laws, rules or regulations which apply to the conduct of their respective business or properties which violation has had or may be expected to have a material adverse effect on their respective assets or business’ financial condition or results of operations.  There has never been any citation, fine or penalty imposed, asserted or threatened against Parent or Newco under any foreign, federal, state, local or other law or regulation relating to employment, immigration, occupational safety, zoning or environmental matters and neither Parent nor Newco is aware of any circumstances, occurrences or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has Parent or Newco received any notice to the effect that Parent or Newco is in violation of any such laws or regulations.

                7.11         Finders’ Fees.  Neither Parent nor Newco has not incurred or expects not to incur or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

                7.12         Authorizations.  Each of Parent and Newco has obtained and is in material compliance with all federal, foreign, state, provincial, municipal, local or other governmental consents, certifications, licenses, permits, registrations, grants and other authorizations (collectively the “Authorizations” and individually an “Authorization”) which, to the best of their respective knowledge, are necessary to permit them to conduct their respective businesses as presently conducted and for which the failure to comply with has had or may be expected to have a material adverse effect on their respective business, financial condition or results of operations.  No proceeding is pending or, is threatened in which any Person or governmental authority is seeking to revoke or deny the renewal of any Authorization.

                7.13         Employee Benefit Plans.  Neither Parent nor Newco has currently or previously had any employee benefit plans, as that term is defined in Section 3(2) and (3) of ERISA, fringe benefit plans, as that term is defined in Section 6039D(d) of the Code,  welfare plan, as that term is defined in Section 3(1) of ERISA, Employee Benefit Plan as that term is defined under Section 401(a) or 401(k) of the Code, or group health plans (as defined in Section 607(1) of ERISA.

                7.14         Environmental Compliance;  Disclosure of Environmental Information. To the knowledge of Parent, Parent has no liability under nor has it ever violated any Environmental Law with respect to any property owned, operated, leased, or used by Parent and any facilities and operations thereon.  In addition, to the best of Parent’s knowledge, any property owned, operated, leased, or used by Parent, and any facilities and operations thereon are presently in material compliance with all applicable Environmental Laws.  Parent has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or, to the best of Parent’s knowledge, informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law; and Parent has no knowledge that any of the above will be forthcoming.

                7.15         Employees. Parent is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. To the best of Parent’s knowledge, Parent is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment and wages and hours.  Except as set forth on the Schedule 7.15, there are no charges of employment or age discrimination, sexual harassment or unfair labor practices, claims by employees against Parent the asserted value of which exceeds $5,000 individually or $15,000 in the aggregate or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or threatened against or involving Parent.  No grievance which might have a material adverse effect on Parent or the conduct of its business or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted.  No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Parent for the employees of the Business.

                7.16         Contracts. All of Parent’s material contracts are listed on Schedule 7.16 and, except as set forth thereon, none are subject to amendment, extension or other modification as of the date hereof and each is binding and enforceable in accordance with its terms and is in full force or effect without any default thereunder by Parent or, by any other party thereto.

                7.17         Transactions with Interested Persons.  Except as set forth in Parent’s reports filed with the SEC, no officer, director or 5% shareholder of Parent, nor their spouse or children, owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any customer, competitor or supplier of Parent’s business, or any organization which has a material contract or arrangement with Parent’s business. Except as set forth in Parent’s reports filed with the SEC, there are no material agreements or arrangements not contained herein, or disclosed in any Schedule hereto, to which any individual serving as director or officer or 5% shareholder of Parent, is a party relating to Parent’s business.

                7.18         Completeness.  The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Newco to Seller pursuant to this Agreement, when taken together, do not and shall not contain any untrue statement of a material fact, and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances in which they were made.

SECTION 8.         CONDITIONS TO CLOSING

8.1           Conditions to Closing - Seller’s Obligation.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following contingencies on or before the Closing Date:

(a)                                  Representations and Warranties True; Performance of Obligations.  The representations and warranties made by Parent and Newco in Section 7 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made as of such Closing Date, and Parent and Newco shall have performed all obligations and conditions herein required to be performed or observed by them on or prior to such Closing including delivering all of the documents specified in Section 4.2(a).

(b)                                 Legal Issuance.  On the Closing Date, the sale and issuance of the Series D Stock, and the proposed issuance of the Conversion Shares, shall be legally permitted by all laws and regulations to which Parent is subject except that the Conversion Shares shall not have been duly authorized and reserved for issuance upon such conversion until the Share Increase Event.

(c)                                  Consents, Permits, and Waivers.  Parent and Newco shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement including approvals and consents from government agencies necessary to consummate the transactions hereunder

(d)                                 Filing of Certificate and Amendments to Bylaws.  Parent shall have filed with the Secretary of State of the State of Minnesota the Certificate of Designation and amended its Bylaws accordingly, if necessary.

(e)                                  Parent/Newco Schedule of Exceptions and Remaining Exhibits. Parent and Newco shall have delivered to Seller and Majority Shareholder the Schedules required to be delivered by them hereunder and Exhibits, each of which shall be in form and substance reasonably satisfactory to Seller and Majority Shareholder.

(f)                                    Due Diligence Satisfaction.  Seller and Majority Shareholder shall have completed to their satisfaction their due diligence review of Parent and Newco and their businesses.

(g)                                 Consent of Seller’s Shareholders.  Seller shall have obtained the required  consent by its shareholders authorizing the transactions contemplated by this Agreement including providing its shareholders with notice of dissenter’s rights under Section 302A.471 of the Minnesota Business Corporation Act.

8.2           Parent and Newco’s Obligation.  The obligation of Parent and Newco to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following contingencies on or before the Closing Date:

(a)                                  Representations and Warranties True; Performance of Obligations.  The representations and warranties made by Seller and Majority Shareholder in Sections 5 and 6 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made as of such Closing Date, and Seller and Majority Shareholder shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to such Closing including delivering all of the documents specified in Section 4.2(b).

(b)                                 Filing of Certificate.  The Certificate of Designation shall have been filed with the Secretary of State of the State of Minnesota.

(c)                                  Actions or Proceedings.  No action or proceeding by any Person shall have been instituted or threatened which (a) might have a material adverse effect on Seller,  the Business or the Assets, or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement, or the consummation of the transactions contemplated hereby or any integration of any part of the Business with those of Newco.

(d)                                 Consents, Permits, and Waivers.  Parent and Newco shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement including approvals and consents from government agencies necessary to consummate the transactions hereunder.

(e)                                  Auditable Financial Statements.  Parent’s and Newco’s independent auditors shall have determined that the Financial Statements can be audited to comply with Form 8-K and any other applicable SEC reporting requirements.

(f)                                    Due Diligence.  Newco and Parent have completed to their satisfaction their due diligence review of Seller and its business, finances and prospects.

(g)                                 Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions or required to be delivered hereunder shall be reasonably satisfactory in substance and form to Parent and Newco and their counsel, and Parent and Newco and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(h)                                 No Material Adverse Change.  No material adverse change shall have occurred and be continuing and no event shall have occurred which in the reasonable judgment of Parent and Newco may have a material adverse effect on the business operations, conditions (financial or otherwise) or prospects of the Business since the date of the Balance Sheet.

(i)                                     Schedules.  Seller and Majority Shareholder shall have delivered to Parent and Newco the Schedules required to be delivered by them hereunder and Exhibits, each of which shall be in form and substance reasonably satisfactory to Parent and Newco.

8.3           Operations Pending Closing.  Until Closing or termination of this Agreement as provided below, Seller shall continue to operate the Business in the ordinary course of business and in a manner consistent with the Business’s operations prior to execution of this Agreement.  In addition, until Closing or termination of this Agreement as provided below, Seller and Majority Shareholder agree not to solicit, negotiate with or provide any information to any person, firm or entity other than Parent and Newco and their employees, accountants, attorneys and representatives regarding any acquisition of the Assets of the Business or capital stock of Seller or any merger or other business combination involving Seller or its Assets or capital stock.

8.4           Termination of Agreement.  This Agreement may be terminated at any time prior to or on the Closing Date by either party upon written notice to the other party as follows:

(a)                                  By Parent and Newco, if (i) any material term, condition or covenant of this Agreement to be complied with by Seller and Majority Shareholder shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Parent and Newco; (ii) a material adverse change occurs in Seller’s Business, Assets, financial condition or actual or anticipated results of operations or any substantial part of the Assets are destroyed by fire or other casualty; (iii) if there is a fact or condition with respect to Seller’s Business, the Assets, properties, financial condition or actual or anticipated results of operations of Seller which materially or adversely affects the Business or Assets or the value or continuance of the Business; or (iv) any of the contingencies set forth in Section 8.2 shall not have been satisfied or fulfilled (unless waived in writing) including Parent and Newco, in their sole discretion, not being satisfied with their due diligence review pursuant to Section 8.2(f)

(b)                                 By Seller and Majority Shareholder, if (i) any material term, condition or covenant of this Agreement to be complied with by Parent and Newco shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Seller, or (ii) any of the contingencies set forth in Section 8.1 shall not have been satisfied or fulfilled (unless waived in writing) including Seller and Majority Shareholder, in their sole discretion, not being satisfied with their due diligence review pursuant to Section 8.1(f)

SECTION 9          POST-CLOSING OBLIGATIONS

                9.1           Proxy Statement and Shareholder Meeting.  Parent hereby covenants (a) to file a  Proxy Statement with the SEC as soon as practicable following the Closing for the purpose of holding a meeting of Parent’s shareholders to authorize an amendment to the Articles of Incorporation of Parent increasing the number of shares of capital stock (namely, Parent Common Stock) Parent is authorized to issue in a minimum amount equal to the Conversion Shares, (b) to hold such shareholders’ meeting as soon as practicable following the filing of the Proxy Statement with, and the approval thereof by, the SEC, and (c) file with the Minnesota Secretary of State an Amendment to the Articles of Incorporation effectuating the approved amendments.

                9.2           Current Reports under Securities Exchange Act of 1934.  Seller hereby acknowledges and agrees that Parent is required to file with the SEC, and Parent hereby agrees to file with the SEC, (a) within 15 calendar days of the Closing Date, a current report on Form 8-K disclosing the transaction contemplated hereby filing the Agreement as required by Form 8-K, and (b) within 75 calendar days of the Closing Date, an amendment to such Form 8-K to file audited financial statements and pro forma financial statements of Seller as required by Form 8-K.

SECTION 10.       INDEMNIFICATION

                10.1         Materiality;  Survival.  All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the parties and shall survive the Closing hereof for a period of two (2) years.   If written notice of a specific claim has been given pursuant to this Section 10 on or prior to the second anniversary of the Closing, then the relevant representation, warranty or covenant shall survive as to such claim until the claim has been finally resolved.

10.2                           Indemnification by Seller.

(a)                                  Seller and Majority Shareholder, jointly but not severally, agree to defend, indemnify and hold Parent and Newco and their respective subsidiaries and affiliates and the persons serving as officers, directors, partners, employees or agents thereof harmless from and against any claims, damages, liabilities, losses, fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees and expenses as the same are incurred;  together referred to as “Losses”) of any kind or nature whatsoever which may be sustained or suffered by any of them arising out of, based upon or in connection with any of the following matters:

(i)                                     A breach of any representation, warranty, agreement, covenant or obligation made by Seller or Majority Shareholder in this Agreement or in any Schedule, Exhibit, certificate or financial statement delivered hereunder or in connection herewith or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants; or

(ii)                                  Fraud in connection with the making by Seller or Majority Shareholder of any representation, warranty, covenant or obligation or an intentional misrepresentation by Seller or Majority Shareholder of any representation, warranty, covenant or obligation.

(b)                                 Parent and/or Newco shall give prompt written notice to Seller and the Escrow Agent of any claim, liability or expense to which the indemnification obligations hereunder would apply.  Such notice shall state the information then available regarding the amount of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the claim, liability or expense is asserted.  The failure to promptly notify Seller and the Escrow Agent as provided above shall not relieve Seller of any liability hereunder except to the extent that the rights of Seller have been materially and adversely prejudiced as a result of the failure to give, or the delay in giving, such notice.

(c)                                  If such indemnification claim, liability or expense is the subject of litigation, Seller shall have the right to participate at its own expense in the defense of any such litigation, or if in the opinion of Parent and/or Newco, the financial condition or business of the Business would not be impaired thereby, Parent and/or Newco may authorize Seller, if it so desires, to take over the defense of such litigation so long as such defense is expeditious and is undertaken by counsel reasonably acceptable to Parent and/or Newco.  Otherwise, Parent and/or Newco will control the defense of such claim.

(d)                                 Upon resolution of the indemnification claim, whether by final judicial decision after all periods for appeal have lapsed, settlement, arbitration decision or otherwise, Parent and/or Newco shall give Seller written notice of the Losses incurred by Parent and/or Newco with respect to the claim (the “Final Notice”).  Thereafter, Seller shall have 30 days to give Parent and/or Newco written notice that it intends to dispute the amount of the claimed Losses.  Within 30 days after receipt of said written notice, Parent and/or Newco shall attempt to settle the dispute with Seller.  If the parties do not reach settlement of Parent’s and/or Newco’s claim within such 30 days, the dispute may at any time thereafter be submitted by either party to arbitration in Minneapolis, Minnesota, before three arbitrators, one of which is selected by Seller, one of which is selected by Parent and/or Newco and the third of which is selected by the first two arbitrators.  The arbitration shall be conducted by the American Arbitration Association in accordance with the rules and procedures of the American Arbitration Association then in effect.  The parties agree that the arbitrators’ award (which shall be agreed to unanimously by the arbitrators) shall be final and binding upon them with respect to the dispute and may be entered in any court having jurisdiction thereof.  All costs of the arbitration (including the reasonable legal expenses of all parties thereto) shall be borne by the parties in the amounts determined by the arbitrators, which shall base such determination upon the relative merits of the respective positions of the parties in the dispute.  The judgment upon the award may be entered in any court having jurisdiction thereof.  Following the resolution of such dispute by the arbitrators, Parent and/or Newco shall submit a copy of the arbitrators’ award or decision to the Escrow Agent, which shall be entitled to rely upon such copy.

(e)                                  Any claims as determined above in favor of Parent and/or Newco shall be resolved by cancellation of Escrowed Shares. If the Final Notice is given and is not disputed by Seller, or if an arbitrators’ award on Parent’s and/or Newco’s claim is granted, then the shares to be canceled shall be valued (as if converted into Parent Common Stock) at the average of the high closing bid prices per share for the Parent Common Stock as reported by the OTC Bulletin Board (or such other exchange on which the Parent Common Stock may be listed) for the ten (10) trading days ending on the trading day immediately prior to the date of the Final Notice (if not disputed by Seller) or arbitrators’ award (if disputed by Seller), as the case may be.

(f)                                    Despite the above provisions of this subsection, Seller and Majority Shareholder may resolve any claim by paying cash to Parent and/or Newco.  In such case, the shares of stock that otherwise would have been released from escrow to Parent and/or Newco for cancellation shall instead be released to Seller, and Parent and/or Newco shall join with Seller in so instructing the Escrow Agent.

(g)                                 Notwithstanding anything to contrary in this Agreement, no Escrowed Shares shall be released by the Escrow Agent so long as Escrow Agent has received notice of an indemnifiable claim which has not been resolved pursuant to this Section 10.2.

(h)                                 The aggregate liability of Seller or Majority Shareholder pursuant to Section 10.2 shall be limited to the value of Escrowed Shares pursuant to the terms and conditions of the Escrow Agreement.

                10.3         Indemnification by Parent and/or Newco.  Parent and Newco agree, jointly and severally, to defend, indemnify and hold Seller and its respective subsidiaries and affiliates and the persons serving as officers, directors, partners, employees or agents thereof harmless from and against any Losses of any kind or nature whatsoever which may be sustained or suffered by any of them arising out of, based upon or in connection with any of the following matters:

(i)                                     A breach of any representation, warranty, agreement, covenant or obligation made by Parent and/or Newco in this Agreement or in any Schedule, Exhibit, certificate or financial statement delivered hereunder or in connection herewith or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

(ii)                                  Fraud in connection with the making by Parent and/or Newco of any representation, warranty, covenant or obligation or an intentional misrepresentation by Parent and/or Newco of any representation, warranty, covenant or obligation; or

        The parties shall follow the same procedures set forth in Section 10.2 for any claim of indemnification asserted by Seller except that references to Escrow Agent, Escrow Shares and Escrow Agreement shall not apply.  Parent agrees to issue up to 1,000,000 of Parent Common Stock for any indemnifiable claims of Seller or Majority Shareholder arising under Section 10.3. The aggregate liability of Parent pursuant to Section 10.3 shall be limited to such 1,000,000 shares which shall be valued in the same manner as the Escrowed Shares will be valued pursuant to the terms and conditions of the Escrow Agreement.

SECTION 11.       MISCELLANEOUS

                11.1         Fees and Expenses.  Except as otherwise provided herein, each of the parties to this Agreement will bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.  All sales and transfer taxes, fees and duties under applicable law (including all stock transfer taxes, fees and duties, if any) incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Seller.

                11.2         Confidentiality.  Seller and Shareholder acknowledge that Parent is a publicly traded company and agree that they will treat the existence and terms of this Agreement and the transactions contemplated hereby as strictly confidential and will not disclose them to any Person without the prior written consent of Parent or unless Parent publicly discloses such information.

                11.3         Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to the choice of law provisions thereof.  The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America located in the State of Minnesota in connection with any suit, action or proceeding relating to this Agreement and the transactions contemplated hereby (without, however, derogating from the exclusivity of the arbitration procedures set forth in Section 10.2(f) hereof) and agree not to commence any action, suit or proceeding relating thereto except in such courts.

                11.4         Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given on the date delivered if delivered by hand, three days after being sent by certified or registered mail (postage prepaid and with return receipt requested), on the date delivered if by overnight courier service, on the date delivered if by telecopy or other written form of electronic confirmation:

To:	Parent:	Paul Crawford, Chief Executive Officer
7 Main Street S.E.
Minneapolis, Minnesota 55414
(612) 362-8464 (fax)

With a copy to:		Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1100
Minneapolis, Minnesota 55402
(612) 672-3777 (fax)

To:	Newco:	Paul Crawford, Chief Executive Officer
7 Main Street S.E.
Minneapolis, Minnesota 55414
(612) 362-8464 (fax)

With a copy to:		Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1100
Minneapolis, Minnesota 55402
(612) 672-3777 (fax)

To:	Seller:	Michael Hopkins, Chief Executive Officer
11633 Jefferson Highway
Osseo, Minnesota 55369
(763) 315-3588 (fax)

With a copy to:		Susan M. Hermann, Esq.
Pedersen & Houpt
161 North Clark Street
Suite 3100
Chicago, Illinois 60601
(312) 261-1209 (fax)

or to such other address of which any party may notify the other parties as provided above.  Notices are effective upon receipt or, if mailed, five (5) business days after the placing thereof in the United States mail in the manner provided above.

                11.5         Entire Agreement.  This Agreement, including the Schedules and Exhibits referred to herein, constitutes the entire agreement between the parties with respect to its subject matters and supersedes all previous written or oral negotiations, commitments and writings;  no promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by all the parties hereto have been expressed herein or in said Schedules or Exhibits  or in such other writings.

                11.6         Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and permitted assigns; provided, however, that (a) an assignment of this Agreement may be made by Parent or Newco to an affiliate of Parent or Newco upon written notice to Seller and Majority Shareholder, although no such assignment shall relieve Parent or Newco of any liabilities or obligations under this Agreement and (b) this Agreement may not be assigned by Seller or Majority Shareholder without the prior written consent of Parent and Newco.

                11.7         Waivers;  Severability.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provisions one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof.  To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

                11.8         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

                11.9         Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

[SIGNATURE PAGES TO FOLLOW INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned have hereto affixed their signatures.

IQUNIVERSE, INC.,
a Minnesota corporation

By:	/s/ Paul Crawford
Paul Crawford, Chief Executive Officer

IQUNIVERSE ACQUISITION, CORP.,
a Minnesota corporation

By:	/s/ Paul Crawford
Paul Crawford, Chief Executive Officer

WIRELESS RONIN TECHNOLOGIES, INC.,
a Minnesota corporation

By:	/s/ Michael Hopkins
Michael Hopkins, Chief Executive Officer

MAJORITY SHAREHOLDER:

/s/ John Behr
John Behr